Exhibit 10.36

AMENDMENT NO. 2

TO THE TOLL MANUFACTURING AGREEMENT

This Amendment No. 2 (the “Amendment”), effective September 17, 2009, is by and between Arena Pharmaceuticals GmbH (“Arena”) and Siegfried Ltd. (“Siegfried”), and modifies the Toll Manufacturing Agreement, dated January 7, 2008, as amended, by and between Arena and Siegfried (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, subject to the concurrent amendment of the Technical Services Agreement between Arena and Siegfried, dated January 7, 2008, the Parties wish to amend the Agreement as stated in this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The last sentence of Section 2.1 paragraph 1 shall be replaced with the following sentence:

“Until December 31, 2010, SIEGFRIED shall use its reasonable commercial effort to order from ARENA such quantity of products as is necessary for ARENA’s personnel to maintain its manufacturing skills.”

2. Section 2.6 shall be replaced with the following text:

“Term. This Agreement is entered into for indefinite period of time. This entire Agreement may be terminated by either Party upon giving 18 months prior notice at any time after the Effective Date, in a Party’s discretion and for any reason or for no reason, with an effective termination date no earlier than December 31, 2010. As from December 31, 2010, either Party may terminate this Agreement upon giving six (6) months prior notice at any time, in a Party’s discretion and for any reason or for no reason, with an effective termination date no earlier than June 30, 2011. In addition, upon giving the number of months notice as specified in Appendix A, ARENA shall be entitled to terminate its obligations with regard to certain Products effective on or after December 31, 2010; with regard to Gabitril, however, effective on or after August 11, 2012 only, and with regard to Idebenon effective on or after December 31, 2012 only (provided the foregoing obligation is subject to the last sentence of the first paragraph of Section 3.1). In the event ARENA’s obligations are terminated with regard to certain Product(s) and not with regard to the entire Agreement, the maximum quantities of remaining Products that SIEGFRIED may order per Appendix B shall be reduced based on the most recent 12 months forecast issued before the termination is communicated to SIEGFRIED. SIEGFRIED’s continued performance under the Technical Services Agreement between ARENA and SIEGFRIED dated January 7, 2008, as amended (the “TSA”), if so requested by ARENA, is a condition precedent to ARENA’s continued performance under this Agreement after December 31, 2010. If ARENA is asked to manufacture validation lots of Product(s) under this Agreement, the standard cost and any additional costs for relevant Services of Arena for such lots must be agreed in advance between the parties.”

3. With effect as of January 1, 2011:

(i) the last column in Appendix A (“Termination period / months”) shall mention a period of six (6) months only; and

(ii) Section 3.7 and Appendix B1 shall be deleted in their entirety;

(iii) the following language is hereby added to the end of Appendix B: For each year after 2011, unless otherwise agreed by the Parties in advance, the maximum quantities of Products shall match twice the preceding year’s quantity.

4. With effect as of January 1, 2011, Appendix F shall be deleted and paragraphs 2 though 4 of Section 6.2 shall be replaced by the following text:

“The Standard Prices charged to Siegfried shall be the actual costs generated in SAP, as agreed upon by the parties, subject to increase as a result of inflation. For the years following 2011, the Swiss consumer price index shall govern the inflation rate applied to the Standard Prices, with Standard Prices increased by the inflation from (i) November of the penultimate year prior to the year for which the Standard Prices are to be computed, to (ii) November of the year before the year for which the Standard Prices are to be computed. For example, to calculate any increase to the Standard Prices for 2012, inflation would be measured between November 2010 through November 2011. Such adjustments to Standard Prices due to inflation shall be performed within the SAP system by Siegfried, provided Arena shall be consulted in advance as to the calculations and provided written support for the calculations. For clarity, any increases in ARENA’s costs pursuant to the terms of the TSA will be reflected in the calculation of the Standard Prices.”

5. The following sentence shall be added to the end of the first paragraph of Section 5.3:

“The Product forecast of July 2010 shall cover the entire year 2011, whereby the forecast for the second half of 2011 shall as well be for planning purposes only.”

6. Unless otherwise specifically amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect. The Agreement, as amended hereby, constitutes and contains the entire agreement of the Parties and supersedes any and all prior negotiations, correspondence, understandings, letters of intent and agreements between the Parties respecting the subject matter hereof. The Agreement may be amended or modified, or one or more provisions hereof may be waived, only by written instrument signed by the authorized representatives of the Parties.

7. This Amendment may be executed in multiple counterparts, each of which shall be considered and shall have the same force and effect of an original.

8. This Amendment shall in all respects be construed and enforced in accordance with the laws of Switzerland under the exclusion of the UN Convention on Agreements for the International Sale of Goods (the so-called Vienna Convention).

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed, or caused to be duly executed, this Amendment.

Siegfried Ltd.		Arena Pharmaceuticals GmbH

By:	/s/ Hans–Rudolf Kern	By:	/s/ Bernhard Brecht
Name:	Hans–Rudolf Kern	Name:	Bernhard Brecht
Date:	September 17, 2009	Date:	September 17, 2009

By:	/s/ A. Richard Bruce	By:	/s/ Sabine Plaas
Name:	A. Richard Bruce	Name:	Sabine Plaas
Date:	September 17, 2009	Date:	September 17, 2009